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                                                                    EXHIBIT 15.1


Maxus Energy Corporation:


We are aware that Maxus Energy Corporation has incorporated by reference in its Registration Statement No. 33-28353 on Form S-8 its Form 10-Q for the quarter ended March 31, 1996, which includes our report dated April 25, 1996, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.





/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

Dallas, Texas
May 10, 1996